Putnam Diversified Income Trust as of September 30, 2008 Annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended September 30, 2008, Putnam Management
has assumed $4,331 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 	Class A		 84,522
      	Class B		  8,638
      	Class C		  7,206

72DD2 	Class M		 40,078
      	Class R   	    194
      	Class Y   	  6,104

73A1	Class A		  0.597
      	Class B		  0.523
      	Class C		  0.526

73A2	Class M		  0.573
	Class R		  0.570
      	Class Y		  0.621

74U1 	Class A		133,809
      	Class B		 13,581
      	Class C		 14,363

74U2 	Class M		 64,173
      	Class R   	    342
      	Class Y   	 10,169

74V1	Class A		   8.10
      	Class B		   8.04
      	Class C		   8.03

74V2	Class M		   8.02
      	Class R		   8.06
      	Class Y		   8.08

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.

Item 74P

On September 26, 2008, the fund entered into Agreements with other registered investment companies (each a Seller) managed by Putnam Management. Under the Agreements, the Seller sold to the fund the right to receive, in the aggregate, $3,169,854 in net payments from Lehman Brothers Special Financing, Inc. in connection with certain terminated derivatives transactions (the Receivable), in each case in exchange for an initial payment plus (or minus) additional amounts based on the funds ultimate realized gain (or loss) with respect to the Receivable. The Receivable will be offset against the funds net payable to Lehman Brothers Special Financing, Inc. The Agreements, which are included in the Statement of assets and liabilities, are valued at fair value following procedures approved by the Trustees. All remaining payments under the Agreement will be recorded as realized gain or loss.